EXHIBIT 99.1

        September 27, 2012

Mr. Michael J. Zimmerman
Chairman of the Board
Overseas Shipholding Group, Inc.
666 Third Avenue
New York, New York  10017

Dear Michael:

This letter will serve as my resignation from the Board of Directors of Overseas Shipholding Group, Inc. (the "Company") and any of its committees, including the Audit Committee.  My resignation is effective immediately.

My resignation results from a disagreement with the Board as to the process the Board is taking in reviewing a tax issue.

In taking this action, I urge you to report this issue to our auditors, PricewaterhouseCoopers LLP, prior to the Company disclosing my resignation with the SEC.  I understand that the Company must file a Form 8-K with the SEC when a director resigns in this context.

I very much regret having to take this action.  I had hoped in prior discussions to convince the Board and Audit Committee to follow a different direction.  I was unsuccessful in those efforts.  As a result, I have decided to tender my resignation.

Sincerely,

/s/G. Allen Andreas III

G. Allen Andreas III

cc:  Secretary of the Company